Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into by and between Albireo Pharma, Inc. (“Company”) and Paresh N. Soni (“Executive”).

WHEREAS, Executive’s employment with Company shall end on August 3,  2018 (the “Separation Date”);

WHEREAS, the Executive and Company desire to enter into a formal Agreement to memorialize the terms and conditions of Executive’s separation from Company;

WHEREAS, this Agreement shall become effective on the eighth (8th) day after the day on which Executive signs below (such 8th day referred to herein as the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.             Separation of Employment.

(a)            Executive’s employment with Company shall end on the Separation Date as defined above. Executive represents and warrants that he shall promptly transition his duties  and responsibilities as a Company officer pursuant to Company’s request and direction. Following the Separation Date, Executive shall not be and shall not represent himself as an employee or agent of Company.

(b)           To the extent not theretofore paid or provided, Company shall pay or provide to Executive the following (together the “  Final Compensation”): (i) Executive’s Base Salary through the Separation Date;  (ii) any accrued but unused vacation pay; and (iii) any other amounts or benefits required to be paid or provided or which Executive is entitled to receive under any plan, program,  policy or practice or contract or agreement of Company and its affiliated companies.

2.             Severance Bonus. In exchange for the mutual promise  s  set forth in this Agreement, Company agrees to provide Executive with a severance bonus in an amount equal to the Target Bonus as defined in Executive’s employment agreement with Company dated September 6, 2016 (the “Employment Agreement”) for the current fiscal year. The foregoing severance bonus shall be paid in one lump sum payment, within sixty (60) days following the Effective Date (the “Severance Bonus”).

Executive acknowledges and agrees that the Severance Bonus is not intended to and does not constitute a severance plan or confer a benefit on anyone other than the parties. Executive further acknowledges that except for the Severance Bonus and the Final Compensation, Executive is not now and shall not in the future be entitled to any other compensation from Company including ,  without limitation on,  other wages, commissions,  bonuses, vacation pay, holiday pay, paid time off,  stock, stock options, equity ,  or any other form of compensation or benefit.

3.           Release of Claims.

(a)          Release. The parties hereby agree and acknowledge that by signing this Agreement and in consideration of the Severance Bonus, and for other good and valuable consideration provided for in this Agreement, each party is waiving and releasing such party’  s right to assert any form of legal claim against

Executive, on the one hand, or Company11, on the other hand, whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date. The waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action jointly referred to as “Claims”) seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), t e recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Company, for any alleged action, inaction or circumstance existing or arising through the Separation Date. Without limiting the generality of the foregoing, Executive specifically waives and releases Company from any waivable claim arising from or related to Executive’s employment relationship with Company through the Separation Date including, without limitation: (i) Claims under any Massachusetts or other state or federal statute, regulation or executive order (as amended) relating to employment, discrimination, fair employment practices, wages, hours or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Genetic Information Non-Discrimination Act, the Uniformed Services Employment and  Reemployment Rights Act of 1994, the Lilly Ledbetter Fair Pay Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, COBRA, the Worker Adjustment and Retraining Notification Act, the Massachusetts Fair Employment Practices Statute, the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act, the Massachusetts Privacy Statute, the Massachusetts Sexual Harassment Statute, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wages Act, the Massachusetts Equal Pay Act, and any similar Massachusetts or other state or federal statute, regulation or executive order (as amended) relating to or other terms and conditions of employment. Please note that this section specifically includes a waiver and release of Claims regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act, including hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay; (ii) Claims under any Massachusetts or other state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; and (iii) any other Claim arising under other state or federal law.

(b)           Release Limitations; Participation in Agency Proceedings. Notwithstanding the foregoing, this section does not: (i) release Company from any obligation expressly set forth in this Agreement; (ii) waive or release any legal claims which Executive may not waive or release by law, including obligations under workers’ compensation laws; (iii) prohibit Executive from challenging the validity of this release under federal law; (iv) prohibit Executive from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency, or from responding to a request for information or documents (or providing information or documents) to the EEOC or similar state agency; or (v) limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to Company, or

[11]

For purposes of this section, “Company” means Albireo Pharma, Inc. and its divisions, affiliates, parents, subsidiaries and related entities, and its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns.

limit Executive’s right to receive an award for information provided to any government agencies. Executive’s waiver and release, however,  are intended to be a complete bar to any recovery or personal benefit by or to Executive with respect to any claim (except those which cannot be released under la w),  including those raised through a charge with the EEOC. Accordingly ,  nothing in this section shall be deemed to limit Company’s right to seek immediate dismissal of such charge or complaint on the basis that Executive’s signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to Executive under this Agreement in the event Executive’s successfully challenge the validity of this  release and prevail in any claim under the federal discrimination laws.

(c)            Acknowledgement. Executive acknowledges and agrees that, but for providing this waiver and release, Executive would not be receiving the Severance Bonus provided to Executive under the terms of this Agreement.

4.             ADEA/OWBPA Review and Revocation Period. Executive and Company acknowledge that Executive has specific rights under the Age Discrimination in Employment Act (“ADEA’’) and the Older Workers Benefit Protection Act (the “OWBPA”) ,  which prohibit discrimination on the basis of age. It is Company’s desire and intent to make certain that Executive fully understands the provisions and effects of this Agreement,  which includes a release of claims under the ADEA and OWBPA. To that end, Executive has been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and OWBPA,  Company also is providing Executive with twenty one (21) days from the Separation Date in which to consider and accept the terms of this Agreement by signing below and returning it to Jason Duncan,  General Counsel,  Albireo Pharma, Inc.,  10 Post Office Square,  Suite 502 South, Boston, MA 02109.  Executive may rescind Executive’s assent to this Agreement if, within seven (7) days after Executive signs this Agreement, Executive delivers by hand or send by mail (certified, return receipt and postmarked within such seven-day period) a notice of rescission to Jason Dun can,  General Counsel, at the above-referenced address.

5.             Material Breach. A breach of any of Sections 4, 5, 6, 7 or 8 of this Agreement shall constitute a material breach of this Agreement and,  in addition to any other legal or equitable remedy available to Company,  shall entitle Company to recover the Severance Bonus paid to Executive hereunder.

6.             Successors and Assigns. This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. Company may assign this Agreement without the consent of Executive. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns.

7.             Code Section 409A. Both Executive and Company intend this Agreement to be in compliance with Section 409A of the Internal Revenue Code of 1986 (as amended). Executive acknowledges and agrees,  however, that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement,  including, without limitation,  to consequences related to Code Section 409A. In the event any payments or benefits are deemed by the IRS to be non-compliant, this Agreement, at Executive’s option, shall be modified to the extent practicable, so as to make it compliant by altering the payments or benefits, or the timing of their receipt, provided that no such modification shall increase Company’s obligations hereunder.

12.            Miscellaneous.

(a)            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws.

(b)            Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)            Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)            Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Paresh N. Soni, M.D., Ph.D
148 Long Wharf Drive
Mystic, CT 06355

If to	Albireo Pharma, Inc.
Company:	10 Post Office Square
Suite 502 South
Boston, MA 02109
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e)            Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)            Withholding. Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)            Waivers. Executive’s or Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)            Entire Agreement. This Agreement and the agreements and/or the agreement sections explicitly referenced as surviving herein (including Sections 7, 8 and 9 of the Employment Agreement), contain the entire agreement between Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, shall supersede any other agreement between the parties with respect to the subject matter hereof.

(j)            Counterparts; Scanned Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

A counterpart executed and delivered by PDF or facsimile shall be sufficient for the Agreement to become effective.

IN WITNESS WHEREOF, Executive has hereunto set Executive’  s hand and, pursuant to the authorization from the Board,  Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

PARESH N. SONI, M.D.	ALBIREO PHARMA, INC.

By:

Signed Name:	Name:

Printed Name:	Title: